Exhibit 99.1

May 17, 2017                                      FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
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RAYMOND JAMES FINANCIAL DECLARES QUARTERLY DIVIDEND
AND ANNOUNCES SAY-ON-PAY FREQUENCY

ST. PETERSBURG, Fla. - The Raymond James Financial, Inc. (NYSE: RJF) Board of Directors today declared a quarterly cash dividend on shares of its common stock of $0.22 per share, payable July 17, 2017 to shareholders of record on July 3, 2017.

In addition, the Board’s Corporate Governance, Nominating and Compensation Committee has determined that the Company will hold future advisory shareholder votes on executive compensation (“say-on-pay”) on an annual basis until the next required vote on the frequency of say-on-pay votes. At the most recent Annual Meeting of Shareholders of the Company, held on February 16, 2017, a majority of the Company’s shareholders voted in favor of holding say-on-pay votes once each year. Applicable rules of the Securities and Exchange Commission require us to hold advisory votes on the frequency of future say-on-pay votes (“say-on-frequency”) every six years; we thus expect that the next say-on-frequency vote will occur on or before our annual meeting of shareholders to be held in 2023.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future dividend payments and shareholder votes. In addition, words such as “expect,” and future or conditional verbs such as “will,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has 7,200 financial advisors serving approximately 3 million client accounts in more than 2,900 locations throughout the United States, Canada and overseas. Total client assets are $643 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.